As filed with the Securities and Exchange Commission on January 5, 2024

Registration No. 333-262412

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

Amendment No. 17 to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

U-BX Technology Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

_________________

Cayman Islands	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Zhongguan Science and Technology Park

No. 1 Linkong Er Road, Shunyi District, Beijing

People’s Republic of China

+86 10 0651-20297

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_________________

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue New York, NY 10017 T: 212-588-0022	Michael J. Blankenship Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002-2925 T: 713-651-2600

_________________

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 17 to the Registration Statement on Form F-1 (File No. 333-262412) of U-BX Technology Ltd. is being filed for the purpose of filing new Exhibit 23.1 and making correction to the disclosure in Part II Item 7. Accordingly, this Amendment No. 17 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. This Amendment No. 17 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended memorandum and articles of association provides that every director, alternate director or officer shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

The Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Rule 701 of Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On June 30, 2021, the Company issued 10,000 ordinary shares to six shareholders in connection with the incorporation of the Company and received gross proceeds in the amount of $1. The transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(a)(2) promulgated thereunder as a transaction by the Company not involving any public offering.

On September 18, 2021, the Company issued 14,990,000 ordinary shares to fourteen shareholders of the Company, and received gross proceeds in the amount of $1,499. The transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(a)(2) promulgated thereunder as a transaction by the Company not involving any public offering.

On January 24, 2022, the Company issued 7,500,000 ordinary shares to fourteen existing shareholders of the Company as of the date of issuance, and received gross proceeds in the amount of $750. The transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(a)(2) promulgated thereunder as a transaction by the Company not involving any public offering.

On January 28, 2022, the Company entered into an investment cooperation agreement with a third-party investor, pursuant to which the investor agreed to invest $195,000 in the Company for 1.6% equity interest. The consideration was received by the Company in September 2021. The Company issued 384,000 ordinary shares on May 5, 2022. The transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(a)(2) promulgated thereunder as a transaction by the Company not involving any public offering.

On February 28, 2022, the Company entered into investment cooperation agreements with two third-party investors, pursuant to which the investors, severally and not jointly, agreed to invest a total of $895,000 in the Company for a total of 4.3% of the then outstanding equity interest. The consideration was received by the Company in August and September 2021. The Company issued a total of 1,032,000 ordinary shares on May 5, 2022. The transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(a)(2) promulgated thereunder as a transaction by the Company not involving any public offering.

On May 5, 2022, the Company also issued an aggregated 468,000 ordinary shares, at par value of $0.0001, to fourteen existing shareholders. Cash consideration of $46.8 for the issuance of 468,000 ordinary shares to the fourteen shareholders was all received on May 6, 2022. The transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(a)(2) promulgated thereunder as a transaction by the Company not involving any public offering.

On October 22, 2023, the Company entered into a share purchase agreement with a third-party investor, pursuant to which the investor agreed to purchase 1,000,000 ordinary shares at a purchase price of $5.00 per share for a total consideration of $5,000,000. The consideration was received by the Company on October 24, 2023 and the Company issued 1,000,000 ordinary shares on October 25, 2023. The transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(a)(2) promulgated thereunder as a transaction by the Company not involving any public offering.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)    That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)    That for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That for the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

U-BX Technology Ltd.

Exhibit Index

Exhibit No.	Description
1.1***	Form of Underwriting Agreement
3.1***	Amended and Restated Memorandum and Articles of Association
4.1***	Specimen Certificate for ordinary share
5.1***	Opinion of Mourant Ozannes (Cayman) LLP regarding the validity of the ordinary shares being registered
8.1***	Opinion of Jiangsu Junjin Law Firm regarding certain PRC tax matters (included in Exhibit 99.1)
10.1***	Form of Equity Pledge Agreement
10.2***	Form of Exclusive Call Option Agreement
10.3***	Form of Shareholders’ Voting Rights Proxy Agreement
10.4***	Form of Business Cooperation Agreement
10.5***	Form of Consultation and Service Agreement
10.6***	Form of Employment Agreement by and between Executive Officers and the Company
10.7***	Form of Lock-Up Agreement (included in Exhibit 1.1)
10.8***	English Translation of cooperation agreement between Rudongyoujia Smart Technology Co., Ltd. and Shandong BAOYING Information Technology Co., Ltd., dated August 16, 2020
10.9***	English Translation of cooperation agreement between Rudongyoujia Smart Technology Co., Ltd. and Zhejiang sloth Network Technology Co., Ltd, dated August 28, 2020
10.10***	English Translation of cooperation agreement between Rudongyoujia Smart Technology Co., Ltd. and Shandong Xinhui Information Technology Co., Ltd., dated May 11, 2020
10.11***	English Translation of cooperation agreement between Rudongyoujia Smart Technology Co., Ltd. and Anhui senrenhang Information Technology Co., Ltd., dated September 17, 2020
10.12***	English Translation of the Form of Equity Transfer Agreement
10.13***	English Translation of the Form of Investment Cooperation Agreement
10.14***

English Translation of Consulting and Service, Business Operation Termination Agreement between Beijing Lianghua Technology Co., Limited and each shareholder of Youjiayoubao (Beijing) Technology Limited, dated March 3, 2022

10.15***	English Translation of Employment Agreement between the Chief Executive Officer, Jian Chen, and the Company
10.16***	English Translation of Employment Agreement between the Chief Financial Officer, Xiaoli Zhong, and the Company
10.17***	English Translation of Employment Agreement between the Chief Operating Officer, Mingfei Liu, and the Company
10.18***	English Translation of the form of Termination Agreement between Beijing Lianghua Technology Co., Limited and each shareholder of Youjiayoubao (Beijing) Technology Limited
10.19***	English Translation of cooperation agreement between Rudongyoujia Smart Technology Co., Ltd. and Jinhe Insurance Sale and Services Co., Ltd. (Hebei), dated March 6, 2022
10.20***	English Translation of cooperation agreement between Rudongyoujia Smart Technology Co., Ltd. and Beijing Saifu Habo Insurance Broker Limited, dated September 1, 2021
10.21***	English Translation of cooperation agreement between Rudongyoujia Smart Technology Co., Ltd. and China Ping An Property Insurance Co., Ltd. dated August 10, 2022
14.1***	Code of Business Conduct and Ethics of the Registrant
21.1***	List of Subsidiaries
23.1*	Consent of Wei, Wei & Co., LLP

Exhibit No.	Description
23.2***	Consent of Mourant Ozannes (Cayman) LLP (included in Exhibit 5.1)
23.3***	Consent of Jiangsu Junjin Law Firm (included in Exhibits 8.1 and 99.1)
23.4***	Consent of Enze Liang
23.5***	Consent of Danning Wang
23.6***	Consent of Kongfei Hu
99.1***	Opinion of Jiangsu Junjin Law Firm, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters
99.2***	Audit Committee Charter
99.3***	Compensation Committee Charter
99.4***	Nomination Committee Charter
107***	Filing Fee Table.

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*        Filed herewith.

***    Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on January 5, 2024.

U-BX Technology Ltd.
By:	/s/ Jian Chen
	Name:	Jian Chen
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on January 5, 2024.

Signature	Title
/s/ Jian Chen	Chief Executive Officer and Director
Name: Jian Chen	(Principal Executive Officer)
/s/ Xiaoli Zhong	Chief Financial Officer
Name: Xiaoli Zhong	(Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of U-BX Technology Ltd., has signed this registration statement or amendment thereto in New York on January 5, 2024.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President